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                                                                      EXHIBIT 99

TECUMSEH PRODUCTS ANNOUNCES AGREEMENT TO PURCHASE FASCO MOTORS FROM INVENSYS


Tecumseh, Michigan - - November 27, 2002 - - Tecumseh Products Company today announced that it has entered into an agreement with Invensys plc to purchase its electric motors operations, commonly known as FASCO Motors. "The acquisition of FASCO is a key step in revitalizing the growth of Tecumseh Products Company and is a good strategic fit with the Company's Mission of designing and manufacturing products that improve the human condition," stated Todd Herrick, CEO.

FASCO is a leading manufacturer in the U.S. fractional horsepower motors industry. FASCO manufactures AC motors, DC motors, blowers, gear motors and linear actuators. The Company's products are used in a wide variety of applications within the HVAC, automotive, healthcare and appliance industries among others. Sales for the year ended March 31, 2002 were approximately $480 million. FASCO has 13 manufacturing facilities worldwide, including eight in the United States, two in Mexico and one each in Canada, Thailand and Australia, employing approximately 5,200 people.

"In addition to delivering increased value to our shareholders, the addition of FASCO will allow Tecumseh to reach new customers and markets and give us the opportunity to deliver higher value added products and complete customer solutions in all our business segments," stated Dave Kay, CFO. FASCO, along with certain existing hermetic motor and electronics operations, will form a new Electrical Components business segment of Tecumseh Products Company. The FASCO business will continue to operate as a single business unit and no manpower reductions are contemplated as a result of the combination.

The purchase price of $415 million is subject to certain adjustments, and will be funded from available cash and new borrowings. The closing of the transaction is subject to regulatory approvals in the U.S. and abroad.

Tecumseh Products Company is a full line, independent global manufacturer of mechanical and electrical components essential to industries creating end products for health, comfort and convenience. Tecumseh's products include hermetic compressors for air conditioning and refrigeration applications, gasoline engines and power train components for lawn and garden applications, and a diversified line of pumps for residential and commercial applications. Tecumseh's products are sold in over 100 countries around the world. Worldwide sales for the year ended December 31, 2001 were approximately $1.4 billion.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2001, and each quarter's 10-Q.